UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2009

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 North Parkway Pekin, IL	61554
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (309) 347-9200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.
Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 9, 2009, the Company received a notice from Kiewit Energy Company cancelling the engineering, construction and procurement contracts for “phase I” of the Company’s Aurora West and Mt. Vernon ethanol projects effective as of March 6, 2009, referencing the Company’s failure to make a recent payment under the change order agreements dated December 31, 2008.  As a result, all remaining payments due to Kiewit and its sub-contractors totaling $24.4 million at February 28, 2009 are due and payable.  In addition, we are responsible for certain costs and expenses of Kiewit in connection with the termination.  We are not aware of any such expenses at this time and therefore such costs are not presently estimable. Non-payment of the amounts owed to Kiewit causes its associated liens to violate the limitation on liens covenant contained in the Company’s outstanding 10% senior notes due 2017.  Unless such default is cured through payment, the release of the liens, a negotiated resolution or otherwise, the existence of the liens constitutes a default under the notes as a result of which the principal amount thereof may be accelerated upon 60 days notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  March 13, 2009

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Principal Accounting Officer